Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213866

44,786,050 Shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 44,786,050 shares of our common stock, par value $0.001 per share, issuable upon exercise of warrants. The shares of common stock being offered include:

1)	16,392,727 shares previously issued or issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued to investors in certain private placements of common stock and warrants occurring between October 2015 and January 2016 (the “January 2016 Placement”);

2)	3,514,126 shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued to our placement agent and its employees in the January 2016 Placement (including 4,827 shares previously issued upon exercise thereof as of the date of this prospectus);

3)	440,000 shares issuable upon exercise, at an exercise price of $1.02 or $0.92 per share, as the case may be, of warrants issued to a third-party consultant as consideration for certain services provided;

4)	449,999 shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued to investors in certain private placements of common stock and warrants occurring in August 2015 (the “August 2015 Placement”);

5)	4,792,791 shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued to investors in certain private placements of common stock and warrants occurring between June 2015 and July 2015 (the “July 2015 Placement”);

6)	1,272,131 shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued to our placement agent and its employees in the July 2015 Placement;

7)	1,061,586 shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants (the “May 2015 Investor Warrants”) issued to investors in certain private placements of convertible notes and warrants occurring between April 2015 and May 2015 (the “May 2015 Convertible Notes Placement”);

8)	530,802 shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued to our placement agent and its employees in the May 2015 Convertible Notes Placement;

9)	10,941,078 shares previously issued or issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued to investors in certain private placements of units comprising common stock and warrants occurring between September 2013 and October 2013 (the “October 2013 Units Placement”) (including 56,811 shares previously issued upon exercise thereof as of the date of this prospectus);

10)	4,483,122 shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued to our placement agent and its employees in the October 2013 Units Placement;

11)	615,381 shares previously issued upon exercise, at an exercise price of $0.50 per share, of warrants issued to investors in a privately placed bridged financing transaction occurring in July 2013 (the “July 2013 Bridge Notes Financing”); and

12)	292,307 shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued to investors in connection with an offer by the Company to induce conversion of certain previously outstanding promissory notes.

The selling stockholders may sell all or a portion of these shares from time to time, in amounts, at prices and on terms determined at the time of sale. The shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 21 of this prospectus.

We will not receive any proceeds from the sale of these shares. We will, however, receive cash proceeds equal to the total exercise price of warrants that are exercised for cash.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On October 20, 2016, the closing price of our common stock was $0.65 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in this prospectus on page 6 before buying our Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2016

CytoDyn Inc. and its consolidated subsidiaries are referred to herein as “CytoDyn,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in or expressed by such statements. In evaluating all such statements we urge you to specifically consider various risk factors identified in this prospectus, including the matters set forth under the heading “Risk Factors,” any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, and competitive data and information on current business plans. You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: (i) the sufficiency of our cash position, (ii) design, implementation and conduct of clinical trials, (iii) the results of our clinical trials, including the possibility of unfavorable clinical trial results, (iv) the market for, and marketability of, any product that is approved, (v) the existence or development of vaccines, drugs, or other treatments for infection with the Human Immunodeficiency Virus that are viewed by medical professionals or patients as superior to our products, (vi) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (vii) general economic and business conditions, (viii) changes in foreign, political, and social conditions, (ix) the specific risk factors discussed under the heading “Risk Factors” below, and (x) various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements.

We intend that all forward-looking statements made in this prospectus will be subject to the safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act, to the extent applicable. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 3, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus.

About Us

We are a clinical-stage biotechnology company focused on the clinical development and potential commercialization of humanized monoclonal antibodies to treat Human Immunodeficiency Virus (“HIV”) infection. Our lead product candidate, PRO 140, belongs to a class of HIV therapies known as entry inhibitors that block HIV from entering into and infecting certain cells. We believe that monoclonal antibodies are a new emerging class of therapeutics for the treatment of HIV to address unmet medical needs in the area of HIV and graft versus host disease.

We believe the PRO 140 antibody shows promise as a powerful anti-viral agent while not being a chemically synthesized drug and has fewer side effects, lower toxicity and less frequent dosing requirements, as compared to daily drug therapies currently in use for the treatment of HIV. The PRO 140 antibody belongs to a class of HIV therapies known as entry inhibitors that block HIV from entering into and infecting certain cells. PRO 140 blocks HIV from entering a cell by binding to a molecule called the C-C chemokine receptor type 5 (“CCR5”), a normal cell surface co-receptor protein to which certain strains of HIV, referred to as “R5” strains, attach as part of HIV’s entry into a cell.

PRO 140 is an antibody, and through several short-term clinical trials, it has demonstrated efficacy without issues relating to toxicity, side effects or drug resistance. Moreover, these trials suggest that PRO 140 does not affect the normal function of the CCR5 co-receptor for HIV. Instead, PRO 140 binds to a precise site on CCR5 that R5 strains of HIV use to enter the cell and, in doing so, inhibits the ability of these strains of HIV to infect the cell without affecting the cell’s normal function. The R5 strains of HIV currently represent approximately 67% of all HIV infections in the U.S. As a result, we believe PRO 140 represents a distinct class of CCR5 inhibitors with advantageous virological and immunological properties and may provide a unique tool to treat HIV infected patients.

We believe PRO 140 is uniquely positioned to address a growing HIV market as an alternative or in addition to current therapies, which are failing primarily due to drug resistance or lack of patient compliance often due to side effects of oral HIV medications. In seven clinical trials previously conducted, PRO 140 was generally well tolerated, and no drug-related serious adverse events or dose-proportional adverse events related to PRO 140 were reported. In addition, there were no dose-limiting toxicities or patterns of drug-related toxicities observed during these trials. The results of these studies established that PRO 140’s antiviral activity was potent, rapid, prolonged, dose-dependent, and statistically significant following a single dose. Because PRO 140’s mechanism of action (for a monoclonal antibody use in HIV) is a relatively new therapeutic approach, it provides a very useful method of suppressing the virus in treatment-experienced patients who have failed a prior HIV regimen and need new treatment options.

Corporate Information

CytoDyn Inc. is a Delaware corporation with its principal business office at 1111 Main Street, Suite 660, Vancouver, Washington 98660. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this prospectus. Effective August 27, 2015, we completed a reincorporation from Colorado to Delaware.

Private Placements

The shares of our common stock being offered for resale by selling stockholders named herein pursuant to this prospectus were issued or are issuable in connection with private placement transactions described below.

January 2016 Placement

Between October 6, 2015 and January 29, 2016, we issued in private placements to accredited investors (the “January 2016 Placement”) an aggregate of 33,338,884 shares of our common stock, together with warrants (the “January 2016 Investor Warrants”) to purchase an aggregate of 16,669,391 shares of our common stock at an exercise price of $0.75 per share. We paid Paulson Investment Company, LLC, as the placement agent for certain of the transactions in the January 2016 Placement, in addition to certain cash fees, warrants (the “January 2016 Placement Agent Warrants”) to purchase an aggregate of 3,525,801 shares of our common stock at an exercise price of $0.75 per share. The January 2016 Investor Warrants and the January 2016 Placement Agent Warrants all have a five-year expiration term and are immediately exercisable from the date of issuance. Shares of common stock issued or issuable upon exercise of January 2016 Investor Warrants and January 2016 Placement Agent Warrants are being offered for resale by the selling stockholders identified in this prospectus.

August 2015 Placement

Between August 7, 2015 and August 12, 2015, we issued in private placements to accredited investors (which we refer to as the “August 2015 Placement”) an aggregate of 899,999 shares of our common stock, together with warrants to purchase an aggregate of 449,999 shares of our common stock (the “August 2015 Investor Warrants”) at an exercise price of $0.75 per share. The August 2015 Investor Warrants all have a five-year expiration term and are immediately exercisable from the date of issuance. Shares of common stock issuable upon exercise of August 2015 Investor Warrants are being offered for resale by the selling stockholders identified in this prospectus.

July 2015 Placement

Between June 30, 2015 and July 31, 2015, we completed a private placement to accredited investors (which we refer to as the “July 2015 Placement”) of an aggregate of 9,785,621 shares of our common stock, together with warrants (the “July 2015 Investor Warrants”) to purchase an aggregate of 4,892,791 shares of our common stock at an exercise price of $0.75 per share. We paid Paulson Investment Company, LLC, as the placement agent in the July 2015 Placement, in addition to certain cash fees, warrants (the “July 2015 Placement Agent Warrants”) to purchase an aggregate of 1,272,131 shares of our common stock at an exercise price of $0.75 per share. The July 2015 Investor Warrants and the July 2015 Placement Agent Warrants all have a five-year expiration term and are immediately exercisable from the date of issuance. Shares of common stock issuable upon exercise of July 2015 Investor Warrants and July 2015 Placement Agent Warrants are being offered for resale by the selling stockholders identified in this prospectus.

May 2015 Convertible Notes Placement

Between April 30, 2015 and May 15, 2015, we completed a private placement to accredited investors (the “May 2015 Convertible Notes Placement”) of convertible promissory notes in the aggregate principal of $3,981,050 (the “May 2015 Notes”), together with warrants (the “May 2015 Investor Warrants”) to purchase an aggregate of 1,061,586 shares of our common stock at an exercise price of $0.75 per share. The May 2015 Notes have all subsequently been repaid or converted into or exchanged for other securities in separate transactions. We paid Paulson Investment Company, LLC, as the placement agent in the May 2015 Convertible Notes Placement, in addition to certain cash fees, warrants (the “May 2015 Placement Agent Warrants”) to purchase an aggregate of 530,802 shares of our common stock at an exercise price of $0.75 per share. The May 2015 Investor Warrants and May 2015 Placement Agent Warrants all have a five-year expiration term and are immediately exercisable from the date of issuance. Shares of common stock issuable upon exercise of May 2015 Investor Warrants and May 2015 Placement Agent Warrants are being offered for resale by the selling stockholders identified in this prospectus.

October 2013 Units Placement

Between September 25, 2013 and October 23, 2013, we completed a private placement to accredited investors (the “October 2013 Units Placement”) of 11,154,221 units, with each unit comprising two shares of common stock and a warrant to purchase one share of common stock at an exercise price of $0.75 per share, expiring five years from the date of issuance. A total of 22,308,466 shares of common stock were issued, together with warrants (the “October 2013 Investor Warrants”) to purchase a total of 11,154,221 additional shares of our common stock. We paid

Paulson Investment Company, LLC, as the placement agent in the October 2013 Units Placement, in addition to certain cash fees, warrants (the “October 2013 Placement Agent Warrants”) to purchase an aggregate of 4,860,092 shares of our common stock at an exercise price of $0.75 per share, expiring seven years from the date of issuance. The October 2013 Investor Warrants and the October 2013 Placement Agent Warrants are immediately exercisable from the date of issuance. Shares of common stock issued or issuable upon exercise of October 2013 Investor Warrants and October 2013 Placement Agent Warrants are being offered for resale by the selling stockholders identified in this prospectus.

The January 2016 Investor Warrants, the August 2015 Investor Warrants, the July 2015 Investor Warrants, the May 2015 Investor Warrants and the October 2013 Investor Warrants are referred to collectively in this prospectus as the “Investor Warrants.” The January 2016 Placement Agent Warrants, the July 2015 Placement Agent Warrants, the May 2015 Placement Agent Warrants and the October 2013 Placement Agent Warrants are referred to collectively in this prospectus as the “Placement Agent Warrants.”

Bridge Note Warrant Shares

On July 31, 2013, we issued in a private placement to accredited investors (the “July 2013 Bridge Notes Financing”) a total of $1.2 million in unsecured convertible promissory notes (the “Bridge Notes”), bearing interest at a rate of 5% per year and convertible into shares of our common stock at a price of $0.65 per share. The July 2013 Bridge Notes have all subsequently been repaid or converted into or exchanged for other securities in separate transactions.

As part of the July 2013 Bridge Notes Financing, at the time of the original issuances of the Bridge Notes, we also issued to investors warrants (the “Bridge Note Warrants”) to purchase a total of 923,072 shares of common stock at an exercise price of $0.50 per share, expiring on July 31, 2016. All of the Bridge Note Warrants were exercised for common stock (the “Bridge Note Warrant Shares”) prior to July 31, 2016. Certain Bridge Note Warrant Shares are being offered for resale by the selling stockholders identified in this prospectus.

Inducement Warrants

On October 1, 2013, we issued to certain investors warrants (the “Inducement Warrants”) to induce conversion of certain previously outstanding promissory notes that were originally issued in private placements to accredited investors between October 1, 2012 and May 31, 2013. The Inducement Warrants have an exercise price of $0.75 per share and a five-year expiration term and are immediately exercisable from the date of issuance. Shares of common stock issuable upon exercise of Inducement Warrants are being offered for resale by the selling stockholders identified in this prospectus.

Consultant Warrants

We have also issued to Paul J. Maddon, M.D., Ph.D., two warrants (the “Consultant Warrants”) to purchase an aggregate of 440,000 shares of our common stock, as consideration for services provided as a third-party consultant. The first Consultant Warrant covers 200,000 shares, was issued July 13, 2015, has an exercise price of $1.02 per share and a 10-year expiration term, and vests in two equal annual installments commencing on January 1, 2016. The second Consultant Warrant covers 240,000 shares, was issued January 4, 2016, has an exercise price of $0.92 per share and a 10-year expiration term, and vests in four equal quarterly installments commencing on January 4, 2016. Shares of common stock issuable upon exercise of Consultant Warrants are being offered for resale by the selling stockholders identified in this prospectus.

The Investor Warrants, the Placement Agent Warrants, the Inducement Warrants and the Consultant Warrants are referred to collectively in this prospectus as the “Warrants.”

This Offering

We are registering for resale by the selling stockholders named herein an aggregate of 44,786,050 shares of our common stock as described below.

Securities being offered:	Up to 44,786,050 shares of our common stock, including (i) 33,638,181 shares previously issued or issuable upon exercise of Investor Warrants (including 56,811 shares previously issued which are currently outstanding), (ii) 9,800,181 shares issuable upon exercise of Placement Agent Warrants (including 4,827 shares previously issued which are currently outstanding), (iii) 615,381 Bridge Note Warrant Shares, (iv) 292,307 shares issuable upon exercise of Inducement Warrants, and (v) 440,000 shares issuable upon exercise of Consultant Warrants.

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling stockholders. We may receive proceeds upon any exercise for cash of the Warrants, in which case such proceeds will be used for general working capital purposes. The Placement Agent Warrants and the Consultant Warrants include a cashless exercise feature, while the Investor Warrants and the Inducement Warrants do not.

Market for common stock:	Our common stock is quoted on the OTCQB of the OTC Markets under the symbol “CYDY.” On October 20, 2016, the closing price of our common stock was $0.65 per share.

Risk factors:	See “Risk Factors” beginning on page 6 for risks you should consider before investing in our shares.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock by the selling stockholders.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of Warrants issued to the selling stockholders. The exercise price of the Investor Warrants and the Placement Agent Warrants is $0.75 per share; the exercise price of the Inducement Warrants is $0.75 per share; and the exercise prices of the Consultant Warrants is $1.02 or $0.92 per share, as the case may be. The exercise price and number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including stock splits or dividends, mergers, or reclassifications or similar events. Upon any exercise of Warrants for cash, the selling stockholders will pay us the exercise price. The Placement Agent Warrants and the Consultant Warrants include a cashless exercise feature, while the Investor Warrants and the Inducement Warrants do not.

To the extent we receive proceeds from the cash exercise of outstanding warrants, we intend to use the proceeds for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of our shares by the selling stockholders. The selling stockholders acquired our securities in private placement transactions. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock and warrants. Unless otherwise stated below in the footnotes, to our knowledge, no selling stockholder, nor any affiliate of such stockholder: (i) has held any position or office with us during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

The selling stockholders may exercise their warrants at any time in their sole discretion. Set forth below is the name of each selling stockholder and the amount and percentage of common stock owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options or warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options or warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power with respect to shares held by the selling stockholders.

We have registered up to 44,786,050 shares of our common stock, including (i) 33,638,181 shares previously issued or issuable upon exercise of Investor Warrants (including 56,811 shares previously issued which are currently outstanding), (ii) 9,800,181 shares issuable upon exercise of Placement Agent Warrants (including 4,827 shares previously issued which are currently outstanding), (iii) 615,381 Bridge Note Warrant Shares, (iv) 292,307 shares issuable upon exercise of Inducement Warrants, and (v) 440,000 shares issuable upon exercise of Consultant Warrants. See “Prospectus Summary” above.

The following table is based on information provided to us by the selling stockholders and is as of September 30, 2016. The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell unless indicated otherwise in the footnotes below shares of our common stock otherwise than pursuant to this prospectus. The tables below assume that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Name of Selling Stockholder	Shares Beneficially Owned Pre- Offering (1)	% Owned Pre- Offering (2)	Shares Offered Pursuant to This Prospectus	Number of Shares Post- Offering	% of Shares Post- Offering (2)
3530 Partnership	6,666	*	6,666	—	*
3NT Management LLC (3)	2,549,999	1.8%	866,666	1,683,333	1.2%
AAR Account Family Limited Partnership (4)	84,055	*	84,055	—	*
Abby Dalton	34,683	*	34,683	—	*
Adolfo and Donna Carmona Jt Ten	468,111	*	268,111	200,000	*
Ajay Kalra	66,333	*	33,333	33,000	*
Alan and Susan Cohen	34,055	*	34,055	—	*
Alan Jacqueline Reed Family Trust B (5)	17,028	*	17,028	—	*
Albert H. Konetzni Jr.	199,998	*	66,666	133,332	*
Albert Starr	150,000	*	50,000	100,000	*
Alexander Vergopoulos (6)	68,090	*	34,045	34,045	*
Allan Rothstein	66,666	*	66,666	—	*
Allen Gabriel	604,849	*	166,665	438,184	*
Alon Cohen	79,999	*	26,666	53,333	*
Alpha Venture Capital Partners, LP (7)	9,943,832	7.1%	1,047,850	8,895,982	6.4%
Alva Terry Staples (8)	99,998	*	33,332	66,666	*
Amer H. Haider	168,109	*	101,443	66,666	*
Anand Chakraborty	99,999	*	33,333	66,666	*
Anders Lindholm	166,666	*	166,666	—	*
Andrej Schon	6,666	*	6,666	—	*
Andrew Brill	100,000	*	100,000	—	*
Andrew Lechter	438,332	*	163,332	275,000	*
Andrzej Roth	150,000	*	50,000	100,000	*
Anthony Farello	99,999	*	33,333	66,666	*
Anthony M. Stolarski	23,612	*	23,612	—	*
Aronow Capital, LLC	394,000	*	91,000	303,000	*
Art Sadin	684,051	*	317,386	366,665	*
Arthur B. Baer	99,999	*	33,333	66,666	*
Ashok and Harshida Patel	77,088	*	43,755	33,333	*
Ashok Patel	49,999	*	16,666	33,333	*
Atlantic Realty Group, Inc.	999,996	*	333,331	666,665	*
Austin 1997 Trust	49,999	*	16,666	33,333	*
Austin Mansur	42,028	*	42,028	—	*
Babu Jain	17,000	*	17,000	—	*
Barbara Clark	601,513	*	601,513	—	*
Barbara Lile-Duzsik	40,866	*	13,622	27,244	*
Barry Saxe	1,609,995	*	536,665	1,073,330	*
Bell Family Trust dtd 2/2/1995	399,999	*	133,333	266,666	*
Benjamin Heller	102,000	*	34,000	68,000	*
Bill Hunt	100,832	*	29,999	70,833	*
Binit J Shah	99,999	*	33,333	66,666	*
Blaine Garst	2,400,000	1.7%	800,000	1,600,000	1.2%
Blue Ocean Equity LLC Retirement Plan Trust	33,333	*	33,333	—	*
Bobby E. Benton	199,999	*	66,666	133,333	*
Bradford Paskewitz	102,165	*	102,165	—	*
Bradley C. and Belinda Karp Tenants in Common (9)	1,044,692	*	253,331	791,361	*
Bradley Resources Company, LLC	51,000	*	17,000	34,000	*
Brenna Tanzosh	57,693	*	19,231	38,462	*
Brett Korsgaard	13,098	*	13,098	—	*
Brian A. Halpern	44,627	*	6,666	37,961	*
Brian J. and Cheryl A Fenske JTWROS	99,999	*	33,333	66,666	*
Brian Sterling	20,433	*	6,811	13,622	*
Bruce D. Goethe and Laura K. Goethe Jt Ten	240,000	*	80,000	160,000	*
Bruce H. Seyburn	204,330	*	68,110	136,220	*
Bruce P. and Nancy M. Inglis JTWROS	70,000	*	30,000	40,000	*
Bruce Seyburn	399,999	*	133,333	266,666	*
Burt Stangarone	175,000	*	100,000	75,000	*
C Joseph VanHaverbeke Trust 1 dated 2/15/95	49,999	*	16,666	33,333	*
C. David and Lisa Callaham (10)	1,282,179	*	177,393	1,104,786	*
C. James & Karen A. Prieur JTWROS	578,718	*	159,998	418,720	*
Caisson Breakwater Fund Ltd.	299,999	*	299,999	—	*
Caisson Breakwater Fund, LP	166,666	*	166,666	—	*
Caisson Breakwater Global Opportunity Fund, LP	513,332	*	513,332	—	*
Calcott Family Trust	61,306	*	23,332	37,974	*
Callaham Revocable Trust (11)	475,000	*	125,000	350,000	*
Candy D’Azevedo Trust under Pauline Howard Trust 01/02/1998	44,732	*	6,666	38,066	*
Capacity Commercial Group, LLC	199,999	*	66,666	133,333	*
Cedric A and Margaret E Veum Living Trust (12)	309,930	*	103,310	206,620	*
Chad Krull	33,333	*	33,333	—	*

Name of Selling Stockholder	Shares Beneficially Owned Pre- Offering (1)	% Owned Pre- Offering (2)	Shares Offered Pursuant to This Prospectus	Number of Shares Post- Offering	% of Shares Post- Offering (2)
Charles E. Mader	94,731	*	23,332	71,399	*
Charles M. Johnson Jr.	378,506	*	93,332	285,174	*
Charterhouse Capital Corporation	1,999,998	1.4%	666,666	1,333,332	1.0%
Chitayat Holdings, LLC (13)	999,999	*	333,333	666,666	*
Chris H. Miller	40,866	*	13,622	27,244	*
Christian Kurmann	600,000	*	200,000	400,000	*
Christopher P. Gutek	39,998	*	39,998	—	*
Christopher R. Hermann	78,588	*	26,196	52,392	*
Clayton A. Struve (14)	790,000	*	290,000	500,000	*
Craig Bordon (15)	2,818,499	2.0%	965,166	1,853,333	1.3%
Currie Family Trust	30,000	*	10,000	20,000	*
Curt A. Christeson	10,478	*	10,478	—	*
Czar Ventures, LLC	46,666	*	46,666	—	*
Dale G. Ragan (16)	965,583	*	698,917	266,666	*
Dale Jones	24,999	*	8,333	16,666	*
Daniel Nowlin	430,000	*	20,000	410,000	*
Daniel X. Wray	183,922	*	36,666	147,256	*
Darob Zokaei	13,622	*	13,622	—	*
Darrell K. Stone II	115,384	*	38,462	76,922	*
Darren Scott	124,998	*	41,666	83,332	*
David A. Dent	264,330	*	88,110	176,220	*
David A. Ufheil	333,333	*	133,333	200,000	*
David Burnidge	5,239	*	5,239	—	*
David I. Schneider	10,505	*	10,505	—	*
David P. and Carole A. Scheid	70,218	*	23,406	46,812	*
Dear Invest AB (17)	249,939	*	83,313	166,626	*
Debra Kanelstein	147,027	*	97,027	50,000	*
Dennis Tasler	152,392	*	85,726	66,666	*
DiBenedetto Holdings LLC	99,999	*	33,333	66,666	*
Dominick Maiorano	19,231	*	19,231	—	*
Donald Kornfeld	69,998	*	23,332	46,666	*
Donald M. Cooper	408,663	*	136,221	272,442	*
Double Add Investments LLC (18)	23,076	*	7,692	15,384	*
Douglas E. Jasek	30,000	*	10,000	20,000	*
Dr. Ralph N. Wharton	224,228	*	79,229	144,999	*
Dr. Sanjay Gupta	75,000	*	75,000	—	*
Drew Bledsoe	17,028	*	17,028	—	*
Due Mondi Investments, LTD (19)	57,691	*	19,231	38,460	*
Dyke Rogers	624,999	*	166,666	458,333	*
Dyke Rogers 2011 Children’s Trust	362,498	*	99,999	262,499	*
Dynamite Investment LLC (20)	251,484	*	251,484	—	*
EBA Capital Inc.	99,998	*	33,332	66,666	*
EKM Capital, LLC (21)	629,262	*	13,500	779,094	*
Elden R. Gosney	207,587	*	59,529	148,058	*
Emannuel and Cheryl Menayas	6,666	*	6,666	—	*
Emanuel Selya	13,098	*	13,098	—	*
Emerson Thomas Springer Jr.	41,169	*	6,666	34,503	*
Emily W. Sunstein Residuary Marital Trust U/D dtd 1/1/96 as amended and restated on 12/15/01 & further amended (22)	770,000	*	390,000	380,000	*
Eran Cohen	170,528	*	58,028	112,500	*
Ernie Kreitenberg	99,999	*	33,333	66,666	*
First Premier Bank, Custodian of Marilyn R. Huether IRA (23)	19,231	*	19,231	—	*
Firstfire Global Opportunities Fund, LLC	66,666	*	66,666	—	*
Florence K. Simons Family Trust (24)	17,028	*	17,028	—	*
Fourfathom Capital, LLC	199,999	*	66,666	133,333	*
Francis G Russo	200,000	*	200,000	—	*
Francis Lymburner	718,966	*	568,966	150,000	*
Frank Koza	16,666	*	16,666	—	*
Frank Magdlen	23,100	*	7,700	15,400	*
Frank Petrosino	185,000	*	20,000	165,000	*
Fred & Betty Bialek Revocable Trust dtd 12/20/04 (25)	323,750	*	98,023	225,727	*
G & D Conniff, LLC	278,661	*	59,999	218,662	*
Gary Braga	99,999	*	33,333	66,666	*
Gary W. Levine	144,638	*	39,998	104,640	*
George and Karin A. Elefther JTWROS	102,000	*	34,000	68,000	*
George M. Wilson	126,084	*	42,028	84,056	*
Gerald A. Tomsic 1995 Trust	99,999	*	33,333	66,666	*
Gerald McBride	68,110	*	68,110	—	*

Name of Selling Stockholder	Shares Beneficially Owned Pre- Offering (1)	% Owned Pre- Offering (2)		Shares Offered Pursuant to This Prospectus	Number of Shares Post- Offering	% of Shares Post- Offering (2)
Gil Bakal	80,433		*	26,811	53,622		*
Gil Solomon	99,999		*	33,333	66,666		*
Glen Stein	165,382		*	55,127	110,255		*
Goff VC Fund CD LLC (26)	93,783		*	93,783	—		*
Gordon and Marie Beers Sjodin	204,330		*	68,110	136,220		*
Gordon D. and Jeanne K. King	77,000		*	38,500	38,500		*
Gordon J. Weiss	16,666		*	16,666	—		*
Guy Ponticiello	25,404		*	25,404	—		*
Haden Capital LLC (27)	349,999		*	116,666	233,333		*
Harkishan Parekh	49,999		*	16,666	33,333		*
Harrison Caplan	64,998		*	24,999	39,999		*
Heather Wiswall	57,691		*	19,231	38,460		*
Hideo Takada	200,000		*	200,000	—		*
Howard C. Hutt	712,162		*	438,830	273,332		*
Howard Richmond	26,942		*	26,942	—		*
Hunse Investments, LP (28)	122,731		*	65,999	56,732		*
Ian J. Reynolds	99,999		*	33,333	66,666		*
IEB Associates LLC (29)	69,230		*	69,230	—		*
Intracoastal Capital, LLC (30)	166,667		*	166,667	—		*
Iroquois Master Fund Ltd.	33,333		*	33,333	—		*
Jack Chitayat (31)	1,499,996	1.1%		499,998	999,998		*
Jackson W. Stieb Jr.	23,577		*	23,577	—		*
Jacob M Gamble	499,999		*	166,666	333,333		*
Jacob Rosenberg	113,331		*	46,665	66,666		*
James F. Schwering	183,922		*	36,666	147,256		*
James N. Wierzba	345,300		*	127,920	217,380		*
Janyce Dean and Peter Speier TBE	150,000		*	50,000	100,000		*
Jason Chiriano	150,000		*	50,000	100,000		*
Jo Robin Davis	60,000		*	20,000	40,000		*
Joan R. Baer (32)	202,164		*	67,388	134,776		*
Joan Rich Baer Inc. Pension Plan & Trust (33)	102,165		*	34,055	68,110		*
Joe N. & Jamie W. Behrendt Revocable Trust (34)	124,055		*	84,055	40,000		*
Joel Frank Henning	99,998		*	33,332	66,666		*
Joel W. Haden (35)	499,999		*	166,666	333,333		*
John and Laura J. Maring	121,999		*	40,666	81,333		*
John B Payne	162,499		*	33,333	129,166		*
John C. Blazier and Fleur Christensen	16,766		*	16,766	—		*
John Comier	199,999		*	66,666	133,333		*
John Elliott	99,998		*	33,332	66,666		*
John Hall	199,999		*	66,666	133,333		*
John J. & Lisa Connolly Hogan Family Trust dtd 10/04/2001	30,172		*	16,666	13,506		*
John T. Gulliford	49,999		*	16,666	33,333		*
John T. Walker Trust	154,677		*	51,559	103,118		*
John V. Wagner	239,279		*	63,332	175,947		*
Johnathan Peacock	375,000		*	125,000	250,000		*
Jon and Melanie Stagnitti	44,823		*	6,680	38,143		*
Joseph Chulick III Revocable Living Trust dtd 7/27/2011 (36)	88,461		*	55,128	33,333		*
Joseph O. Manzi	344,055		*	204,055	140,000		*
Joyce A. Hayward	23,333		*	23,333	—		*
Julie Stone	115,386		*	38,462	76,924		*
Julius H Gross	49,999		*	16,666	33,333		*
Justin Brevoort	84,999		*	33,333	51,666		*
Kadi Family Trust	399,999		*	133,333	266,666		*
KAM Capital, LLC (37)	629,262		*	176,832	452,430		*
Katherine B. McCoy	70,731		*	23,577	47,154		*
Kathleen Lockwood	17,028		*	17,028	—		*
Keith and Jeanne Fishback	221,856		*	45,896	175,960		*
Keith J. Gelles	577,494		*	158,000	419,494		*
Kellett Family Partners, L.P.(38)	300,000		*	100,000	200,000		*
Kellett Investment Corp (39)	499,999		*	166,666	333,333		*
Ken Stinnett	99,999		*	33,333	66,666		*
Kenneth E. Chyten (40)	259,496		*	16,666	242,830		*
Kenter Canyon Capital, LLC	99,998		*	33,332	66,666		*
Kevin Gabrik	60,000		*	20,000	40,000		*
Koff Living Trust (41)	15,384		*	15,384	—		*
Kupcake Associates, LLC (42)	199,999		*	66,666	133,333		*
Lanny Sachnowitz	13,622		*	13,622	—		*

Name of Selling Stockholder	Shares Beneficially Owned Pre- Offering (1)	% Owned Pre- Offering (2)	Shares Offered Pursuant to This Prospectus	Number of Shares Post- Offering	% of Shares Post- Offering (2)
Law Offices of Kenneth E. Chyten Defined Benefit Pension Plan (43)	209,497	*	93,332	116,165	*
Lawrence E. Coffman Living Trust Dtd 1/9/92 (44)	77,646	*	25,882	51,764	*
Lee J. Seidler Revocable Trust dtd April 12, 2009	113,332	*	46,666	66,666	*
Lester Petracca	199,999	*	66,666	133,333	*
Lewis H. Dowdy	49,999	*	16,666	33,333	*
Liane K. Carter (45)	233,332	*	99,999	133,333	*
Longjean GMBH (46)	408,630	*	136,210	272,420	*
Louis B. Cushman	3,949,999	2.8%	1,316,666	2,633,333	1.9%
LRFA, LLC (47)	799,999	*	266,666	533,333	*
Luray Circus LLC	89,281	*	13,333	75,948	*
Lyle Reigel	116,380	*	116,380	—	*
Marc A. Cohen	233,232	*	77,744	155,488	*
Marjorie Hustead	57,693	*	19,231	38,462	*
Mark Minkin	314,201	*	162,528	151,673	*
Mark Suwyn	399,999	*	133,333	266,666	*
Mark W. Spates	225,000	*	75,000	150,000	*
Mark Zampella and David M Anders Jt Ten	99,998	*	33,332	66,666	*
Martin Kupferberg (48)	289,380	*	79,999	209,381	*
Marvin Greenberg	44,640	*	6,666	37,974	*
MLPF&S Custodian FPO Mary T. Bartley IRA	50,000	*	50,000	—	*
Matthew L. and Therese M. Salter	102,165	*	34,055	68,110	*
Mehrdad Mark Mofid Trust	83,334	*	83,334	—	*
Mehul Patel	499,999	*	166,666	333,333	*
Melanie Stagnitti	50,025	*	16,675	33,350	*
Michael Brotherton	30,000	*	10,000	20,000	*
Michael Dugas	138,499	*	71,833	66,666	*
Michael F. Bonazzola	20,433	*	6,811	13,622	*
Michael Fishman	60,000	*	20,000	40,000	*
Michael J. Anderson	100,500	*	33,500	67,000	*
Michael Klein	113,629	*	28,000	85,629	*
Michael G. Langsdorf	30,000	*	10,000	20,000	*
Michael McDevitt	450,000	*	150,000	300,000	*
Michael R. Armbrecht	149,998	*	49,999	99,999	*
Michael Zimmerman	34,055	*	34,055	—	*
Millenium IRA account FBO Christopher Hermann	199,999	*	66,666	133,333	*
Millennium Trust Co., CUST FBO John Saefke IRA	44,627	*	6,666	37,961	*
Millennium Trust Company LLC Custodian FBO Nancy S. Niederman IRA (49)	115,383	*	38,461	76,922	*
MIS Equity Strategies, LP (50)	408,348	*	193,388	214,960	*
Mitchell J. Tracy	89,253	*	13,333	75,920	*
Mitchell Mandich	412,988	*	127,387	285,601	*
Monte D. Anglin & Janet S JTWROS	51,000	*	17,000	34,000	*
Morris Franklin	19,230	*	19,230	—	*
MP Pacchine Rev Living Trust	199,999	*	66,666	133,333	*
Myron F. Steves	51,000	*	17,000	34,000	*
Nancy Cowgill	152,121	*	46,666	105,455	*
Nasreen Haroon	49,999	*	16,666	33,333	*
Natan & Miryam Vishlitzky JTWROS	189,466	*	46,666	142,800	*
Navin Singh	20,000	*	20,000	—	*
Nick Hutmacher	99,999	*	33,333	66,666	*
Nickitas Panayotou (51)	3,279,999	2.4%	1,256,666	2,023,333	1.5%
Nirav S. & Kavita G. Parikh	6,666	*	6,666	—	*
Noah J. Anderson	1,078,931	*	326,664	752,267	*
Noma Hanlon	44,640	*	6,666	37,974	*
NuView IRA Custodian FBO Stefan F. Nowina	199,999	*	66,666	133,333	*
NuView IRA, Custodian for Mia Kwong	49,999	*	16,666	33,333	*
NuView IRA, Inc. Cust FBO Ross Pangere IRA (52)	99,999	*	33,333	66,666	*
Ordian Limited (53)	34,045	*	34,045	—	*
Osprey I, LLC	369,998	*	119,998	250,000	*
Pamela Gingold	51,084	*	17,028	34,056	*
Pat Welch (54)	99,998	*	33,332	66,666	*
Paul Benedict Peat Ropner	69,583	*	13,333	56,250	*
Paul Dragul	66,000	*	22,000	44,000	*
Paul Hamerton-Kelly	71,402	*	10,666	60,736	*
Paul J. Maddon, M.D., PhD. (55)	440,000	*	440,000	—	*
Paul Rosenbaum	150,000	*	50,000	100,000	*
Paul Russo	49,999	*	16,666	33,333	*
Paulson Investment Company, LLC (56)	2,053,429	1.5%	1,939,089	114,340	*
Adam Bledsoe (57)	1,508	*	1,508	—	*

Name of Selling Stockholder	Shares Beneficially Owned Pre- Offering (1)	% Owned Pre- Offering (2)	Shares Offered Pursuant to This Prospectus	Number of Shares Post- Offering	% of Shares Post- Offering (2)
Ahmed Gheith (57)	104,531	*	100,499	4,032		*
Albert Landstrom (57)	60,225	*	56,670	3,555		*
Alex Winks (57)	5,450	*	5,000	450		*
Basil Christakos (57)	22,950	*	22,500	450		*
Bill Corbett (57)	39,075	*	33,825	5,250		*
Bill Pedersen (57)	19,725	*	15,725	4,000		*
Brad Seyffer (57)	1,042	*	1,042	—		*
Brady Clark (57)	1,508	*	1,508	—		*
Bryan Hagen (57)	10,500	*	10,500	—		*
Byron Crowe (57)	177,401	*	174,023	3,018		*
Carrie Snyder (57)	12,175	*	7,500	4,675		*
Chris Clark (56)(57)(58)	1,761,162	1.3%	1,736,260	24,902		*
Chris DeGroat (57)	3,000	*	1,000	2,000		*
Christian Kiresborn (57)	1,500	*	1,500	—		*
Clint Smith (57)	2,855	*	2,855	—		*
Connie Schadewitz (57)	17,799	*	17,799	—		*
Dan Houston (57)	3,000	*	3,000	—		*
Dmitry Aksenov (57)	4,827	*	4,827	—		*
Don Wanek (57)	5,500	*	5,500	—		*
Don Wojnowski (57)	61,522	*	61,522	—		*
Edmund Harelik (57)	950	*	950	—		*
Gary Saccaro (57)	193,068	*	187,735	5,333		*
Harry Harelik (57)	950	*	950	—		*
Hazem Algendi (57)	5,000	*	4,875	125		*
Joe Hede (57)	687,423	*	681,985	5,438		*
Jon Nelson (57)	7,721	*	7,721	—		*
Kelly Althar (57)	2,125	*	2,125	—		*
Ken Tung (57)	1,748	*	1,748	—		*
Kevin Graetz (57)	687,503	*	682,065	5,438		*
Larry Cohen (57)	74,937	*	74,937	—		*
Lorraine Maxfield (57)	147,504	*	147,000	504		*
Morgan Janssen (57)	1,000	*	1,000	—		*
Peter Fogarty (57)	45,825	*	45,825	—		*
Robert Bostelman (57)	17,436	*	17,436	—		*
Robert Setteducati (56)(57)	1,760,037	1.3%	1,735,135	24,902		*
Starla Goff (57)	63,098	*	61,598	1,500		*
Tanya Durkee- Urbach (57)	62,277	*	59,709	2,568		*
Thomas Hoare (57)	500	*	500	—		*
Tim Touloukian (57)	24,100	*	19,100	5,000		*
Tom Parigian (56)(57)	1,760,037	1.3%	1,735,135	24,902		*
William Corbett (57)	49,000	*	49,000	—		*
Peggy Hoag	119,230	*	52,564	66,666		*
Per Gustafsson	102,165	*	34,055	68,110		*
Perry M. Waughtal	49,999	*	16,666	33,333		*
Peter D. Bannister	102,165	*	34,055	68,110		*
Peter Gould	99,000	*	50,000	48,000		*
Peter H. Colettis	99,999	*	33,333	66,666		*
Phil Jentgen	49,999	*	16,666	33,333		*
Philip M. Cannella	69,732	*	31,666	38,066		*
Philippe DuMont and Celia Tavares	130,000	*	130,000	—		*
Pradeep Kaul	165,610	*	100,610	65,000		*
Rajaee Family Trust dated 10/10/03 (59)	193,972	*	64,658	129,314		*
Rajaee Family Trust Dtd 4/23/99 (60)	1,915,377	1.4%	541,236	1,374,141	1.0%
Rajnikant N. Patel	91,666	*	16,666	75,000		*
Ramjet Capital, LTD	99,999	*	33,333	66,666		*
Randall M. Thompson (61)	467,189	*	180,388	286,801		*
Randall Miller	102,000	*	34,000	68,000		*
Raymond Crespo	99,999	*	33,333	66,666		*
RBC Capital Markets LLC Cust FBO David S. Perry SEP IRA	112,499	*	33,333	79,166		*
RBC Capital Markets LLC Cust FBO Michael Klein IRA	239,279	*	63,332	175,947		*
RBC Capital Markets LLC Cust FBO Randall Thompson IRA	300,000	*	100,000	200,000		*
RBC Capital Markets LLC Cust FBO Robert Taicher ROTH IRA	49,999	*	16,666	33,333		*
RBC Capital Markets LLC Cust FBO Therese M. Salter SEP IRA	150,000	*	50,000	100,000		*
RBC Capital Markets, LLC Cust FBO Eugene L. Tinker IRA (62)	39,294	*	13,098	26,196		*
RBC Capital Markets, LLC Cust FBO William Paul Sterling IRA (63)	6,811	*	6,811	—		*
Rebekah Shaffer	6,666	*	6,666	—		*
Redwood Fund, LP	66,666	*	66,666	—		*
Renaissance Interests, LP (64)	477,130	*	93,333	383,797		*
Rex Randolph Smith	5,239	*	5,239	—		*

Name of Selling Stockholder	Shares Beneficially Owned Pre- Offering (1)	% Owned Pre- Offering (2)	Shares Offered Pursuant to This Prospectus	Number of Shares Post- Offering	% of Shares Post- Offering (2)
Richard Cotton	99,999	*	33,333	66,666	*
Richard Leto	66,962	*	10,000	56,962	*
Richard Martin van Nostrand	151,881	*	13,333	138,548	*
Richard Smithline	33,333	*	33,333	—	*
Rick Lott	499,999	*	166,666	333,333	*
Rick N. Collins	49,999	*	16,666	33,333	*
Robert A. Frist, M.D.	1,999,999	1.4%	666,666	1,333,000	1.0%
Robert Adelson	40,000	*	40,000	—	*
Robert Alvine	134,054	*	67,388	66,666	*
Robert Caplan & Denise Petit-Caplan Jt Ten	199,999	*	66,666	133,333	*
Robert W. Corby	589,997	*	196,665	393,332	*
Robert Gulli	30,000	*	10,000	20,000	*
Robert Haider	33,333	*	33,333	—	*
Robert Kantor (65)	231,764	*	231,764	—	*
Robert Rathbone	39,999	*	13,333	26,666	*
Robert T. Martin	115,386	*	38,462	76,924	*
Robert Taicher	50,721	*	50,721	—	*
Roger A. Ramsey	139,467	*	63,333	76,134	*
Ross Pangere (66)	299,998	*	99,999	199,999	*
Russell K.Wallack	110,000	*	100,000	10,000	*
Ryan W. Shay	120,000	*	40,000	80,000	*
Sack Investment Holdings DAS LLC	199,999	*	66,666	133,333	*
Samir Patel	300,000	*	100,000	200,000	*
Samuel A. Fisher	49,999	*	16,666	33,333	*
Sandip I. Patel	200,004	*	66,668	133,336	*
Scott and Mary Beth Ross TBE	49,999	*	16,666	33,333	*
Shalom Family 2003 IRR Trust (67)	68,110	*	68,110	—	*
Shashikant V. Parikh	6,666	*	6,666	—	*
Sheldon L. Miller (68)	1,473,201	1.1%	913,202	559,999	*
Sidney E. Taylor	210,000	*	70,000	140,000	*
Sonia Beecher	49,999	*	16,666	33,333	*
Stanton J. Rowe	204,330	*	68,110	136,220	*
Staples Family Partnership, LLP (69)	19,999	*	6,666	13,333	*
Stephen C. and Nan G. Swid	600,000	*	200,000	400,000	*
Stephen Lesser	315,336	*	88,694	226,642	*
Stephen Mut	57,999	*	33,333	24,666	*
Stephen R. Shumpert	1,208,662	*	402,887	805,775	*
Steven Collins	150,000	*	50,000	100,000	*
Steven F. Hanson (70)	3,126,114	2.3%	574,973	2,551,141	1.8%
Steven Rothstein	126,597	*	56,598	69,999	*
Sunil Lekhi	49,999	*	16,666	33,333	*
Tahir A. Khan	117,026	*	50,360	66,666	*
Terry D. and Amy Lynne Milam	10,479	*	10,479	—	*
The Anthony and Angela Reed Family Trust (71)	214,175	*	100,028	114,147	*
The Bennett Yanowitz Credit Shelter Trust (72)	68,110	*	68,110	—	*
The Catherine Shauklas Trust u/a dtd 3/29/2004	219,999	*	73,333	146,666	*
The Chitayat Family Gift Trust dated 12/19/2003 (73)	299,998	*	99,999	199,999	*
The Robert T. Freres Living Trust	49,999	*	16,666	33,333	*
The Scott and Mary Schroeder Living Trust, dated February 10, 2015	99,999	*	33,333	66,666	*
The Vassily I Dubenko and Vera Dubenko Family Trust (74)	57,691	*	19,231	38,460	*
The Vilmur Family Trust (75)	120,183	*	40,061	80,122	*
The Wallace Family Trust	49,999	*	16,666	33,333	*
Theodore C. Yoon	177,500	*	72,500	105,000	*
Theodore H. Hustead (76)	76,923	*	38,461	38,462	*
Thomas A Gollott	1,039,999	*	346,666	693,333	*
Thomas A Pepin Revocable Trust	499,999	*	166,666	333,333	*
Thomas C. Koncsics and Thomas M Koncsics Jt Ten	199,998	*	66,666	133,332	*
Thomas E. Prasil Trust dated November 26, 2003	150,000	*	50,000	100,000	*
Thomas Eisenberg	214,345	*	71,448	142,897	*
Thomas Gensler	100,500	*	33,500	67,000	*
Thomas Gruber	556,002	*	185,334	370,668	*
Thomas Pidcock	33,333	*	33,333	—	*
Thomas T. Frederick	599,998	*	199,999	399,999	*
Timothy J. Walters	13,098	*	13,098	—	*
Tom Sego	637,420	*	289,396	348,024	*
Trent Agnew	60,000	*	20,000	40,000	*
Ullman Family Investments, LLC	26,666	*	26,666	—	*
Velcro, LLC (77)	588,762	*	163,332	425,430	*
Veronica Marano and Thomas M. Volckening	808,923	*	245,000	563,923	*

Name of Selling Stockholder	Shares Beneficially Owned Pre- Offering (1)	% Owned Pre- Offering (2)		Shares Offered Pursuant to This Prospectus	Number of Shares Post- Offering	% of Shares Post- Offering (2)
Vincent Gulli	55,000		*	25,000	30,000		*
Vista Capital Investments, LLC	33,333		*	33,333	—		*
Vladimir Bogin	313,331		*	113,332	199,999		*
Vladimir Zaharchook-Williams	199,999		*	66,666	133,333		*
Wall Drug Store, Inc. 401K Profit Sharing Plan F/B/O Ted Hustead	99,999		*	33,333	66,666		*
Wayne Sapper	119,645		*	39,881	79,764		*
Wayne Westerman	133,056		*	44,352	88,704		*
Willem De Geer (78)	499,878		*	166,626	333,252		*
William Bolt	125,134		*	18,666	106,468		*
William Bumgarner	204,330		*	68,110	136,220		*
William Costigan	103,845		*	34,615	69,230		*
William Esson	120,000		*	40,000	80,000		*
William M. Stocker III	150,006		*	50,002	100,004		*
William Rawson	300,000		*	100,000	200,000		*
William Sykes	87,500		*	52,500	35,000		*
William W. Espy	2,499,999	1.8%		833,334	1,666,665	1.2%
Wray Family Revocable Trust	150,000		*	50,000	100,000		*
Yogesh C. Farswani	51,084		*	17,028	34,056		*

*	Represents less than 1%

(1)	Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or dispositive power. Shares of common stock registered hereunder, as well as shares of common stock subject to options, warrants or convertible preferred stock that are exercisable or convertible within 60 days of September 30, 2016, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such shares of common stock, options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentages are based on 138,221,981 shares of common stock outstanding as of September 30, 2016.

(3)	Craig Bordon and Nickitas Panayotou, as managing members of 3NT Management LLC, share voting and dispositive power over (i) 1,633,333 shares of common stock directly held by 3NT Management LLC and (ii) warrants covering 916,666 shares of common stock directly held by 3NT Management LLC. See notes 15 and 51.

(4)	Andrew Roth, as the general partner of AAR Accounts Family Limited Partnership, has voting and dispositive power over these warrant shares.

(5)	Alan A. Reed, as trustee of the Alan Jacqueline Reed Family Trust B, has voting and dispositive power over these warrant shares.

(6)	Includes: (i) a warrant covering 34,045 shares of common stock directly held and (ii) a warrant covering 34,045 shares of common stock directly held by Ordian Limited, of which Mr. Vergopoulos is a beneficial owner. See note 53.

(7)	Includes: (i) 7,243,740 shares of common stock directly held by Alpha Venture Capital Partners, LP (“AVCP”), (ii) warrants covering 2,372,850 shares of common stock directly held by AVCP, (iii) 230,769 shares of common stock directly help by Alpha Venture Capital Fund, LP (“AVCF”) and (iv) options covering 96,473 shares of common stock directly held by Carl C. Dockery. Mr. Dockery is a member of our Board of Directors. As the managing member of the general partner of AVCP and AVCF, and as sole member of the investment advisor for AVCP and AVCF, Mr. Dockery has voting and dispositive power over the shares specified in clauses (i) through (iii) above.

(8)	Includes: (i) 53,333 shares of common stock directly held, (ii) a warrant covering 26,666 shares of common stock directly held, (iii) 13,333 shares of common stock directly held by Staples Family Partnership, LLP and (iv) a warrant covering 6,666 shares of common stock directly held by Staples Family Partnership, LLP. See note 69.

(9)	Includes: (i) 407,563 shares of common stock directly held, (ii) warrants covering 159,998 shares of common stock directly held, (iii) 383,797 shares of common stock directly held by Renaissance Interests LP, and (iv) warrants covering 93,333 shares of common stock directly held by Renaissance Interests LP. See note 64.

(10)	Includes: (i) 104,786 shares of common stock directly held by Mr. Callaham, (ii) 25,000 shares of common stock beneficially owned by Mr. Callaham’s wife, (iii) 60,000 shares of Series B Preferred Stock directly held that are convertible into 600,000 shares of common stock, (iv) warrants directly held covering 77,393 shares of common stock, (v) 350,000 shares of common stock directly held by the Callaham Revocable Trust and (vi) warrants covering 125,000 shares of common stock directly held by the Callaham Revocable Trust. See note 11.

(11)	Mr. Callaham, as the trustee of this trust, has voting and dispositive power over these shares. See note 10.

(12)	Cedric A. Veum and Margaret E. Veum, as co-trustees of the Cedric A. and Margaret E. Veum Living Trust, share voting and dispositive power over these shares.

(13)	Jack Chitayat has voting and dispositive power over these shares. See note 31.

(14)	Clayton A. Struve may be deemed to be an affiliate of a broker-dealer. Mr. Struve acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares and warrants described herein, Mr. Struve did not have any arrangements or understandings with any person to distribute such securities.

(15)	Includes: (i) 120,000 shares of common stock directly held, (ii) warrants covering 148,500 shares of common stock, (iii) 1,633,333 shares of common stock directly held by 3NT Management LLC and (iv) warrants covering 916,666 shares of common stock directly held by 3NT Management LLC. See note 3.

(16)	Includes: (i) 343,589 shares of common stock directly held by Dale G. Ragan, (ii) warrants covering 370,510 shares of common stock directly held by Dale G. Ragan and (iii) warrants covering 251,484 shares of common stock directly held by Dynamite Investment LLC. See note 20.

(17)	Willem De Geer, as Chairman of Dear Invest AB, has voting and dispositive power over these shares. See note 78.

(18)	Adam Passaglia, as the manager of Double Add Investments LLC, has voting and dispositive power over these shares.

(19)	Robert Beadle has voting and dispositive power over these shares.

(20)	Dale G. Ragan, as the managing member of Dynamite Investment LLC, has voting and dispositive power over these shares. See note 16.

(21)	Includes: (i) 27,000 shares of common stock directly held by EKM Capital, LLC, (ii) a warrant covering 13,500 shares of common stock directly held by EKM Capital, LLC, (iii) 425,430 shares of common stock directly held by Velcro, LLC, and (iv) warrants covering 163,332 shares of common stock directly held by Velcro, LLC. EKM Capital, LLC and KAM Capital, LLC share voting and dispositive power over shares directly held by Velcro, LLC. See notes 37 and 77.

(22)	Leon C. Sunstein, Jr., as trustee of the Emily W. Sunstein Residuary Marital Trust U/D dtd 1/1/96 as amended and restated on 12/15/01 & further amended, has voting and dispositive power over these shares.

(23)	Mike Huether has voting and dispositive power over these shares.

(24)	Florence K. Simons has voting and dispositive power over these shares.

(25)	Fred B. Bialek, as the trustee of the Fred & Betty Bialek Revocable Trust dated 12/20/2004, has voting and dispositive power over these shares.

(26)	Caroline Bombardier, as the managing member of Goff VC Fund CD, LLC, has voting and dispositive power over these shares.

(27)	Joel W. Haden has voting and dispositive power over these shares. See note 35.

(28)	Tom and Denise Hunse share voting and dispositive power over these shares.

(29)	William Shalom has voting and dispositive power over these shares. See note 67.

(30)	Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal Capital LLC. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended), of the securities reported herein that are held by Intracoastal Capital LLC. Mr. Asher, who is a manager of Intracoastal Capital LLC, is also a control person of a broker-dealer. As a result of such common control, Intracoastal Capital LLC may be deemed to be an affiliate of a broker-dealer. Intracoastal Capital LLC acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal Capital LLC did not have any arrangements or understandings with any person to distribute such securities.

(31)	Includes: (i) 133,333 shares of common stock directly held by Jack Chitayat, (ii) a warrant covering 66,666 shares of common directly held by Jack Chitayat, (iii) 666,666 shares of common stock directly held by Chitayat Holdings, LLC, (iv) a warrant covering 333,333 shares of common stock directly held by Chitayat Holdings, LLC, (v) 199,999 shares of common stock directly held by The Chitayat Family Gift Trust dated 12/19/2003 and (vi) a warrant covering 99,999 shares of common stock directly held by the Chitayat Family Gift Trust. See notes 13 and 73.

(32)	Includes: (i) 66,666 shares of common stock directly held, (ii) a warrant covering 33,333 shares of common stock directly held, (iii) 68,110 shares of common stock held by the Joan Rich Baer, Inc. Pension Plan & Trust, and (iv) a warrant covering 34,055 shares of common stock held by the Joan Rich Baer, Inc. Pension Plan & Trust. See note 33.

(33)	Arthur B. Baer and Joan Rich Baer, as co-trustees of the Joan Rich Baer, Inc. Pension Plan & Trust share voting and dispositive power over these shares. See note 32.

(34)	Joe N. Behrendt, as the trustee of the Joe N. & Jamie W. Behrendt Revocable Trust, has voting and dispositive power over these shares.

(35)	Includes: (i) 100,000 shares of common stock directly held by Joel W. Haden, (ii) a warrant covering 50,000 shares of common stock directly held, (iii) 233,333 shares of common stock directly held by Haden Capital LLC, over which Mr. Haden has voting and dispositive power and (iv) a warrant covering 116,666 shares of common stock directly held by Haden Capital LLC. See note 27.

(36)	Joseph Chulick III, as the trustee of the Joseph Chulick Revocable Living Trust u/a 7/27/2010, has voting and dispositive power over these shares.

(37)	Includes: (i) 27,000 shares of common stock directly held by KAM Capital, LLC, (ii) a warrant covering 13,500 shares of common stock directly held by KAM Capital, LLC, (iii) 425,430 shares of common stock directly held by Velcro, LLC and (iv) warrants covering 163,332 shares of common stock directly held by Velcro, LLC. KAM Capital, LLC and EKM Capital, LLC share voting and dispositive power over shares directly held by Velcro, LLC. See notes 21 and 77.

(38)	Kellett Investment Corp. has voting and dispositive power over these shares. See note 39.

(39)	Includes: (i) 133,333 shares of common stock directly held by Kellett Investment Corp., (ii) a warrant covering 66,666 shares of common stock directly held by Kellett Investment Corp., (iii) 200,000 shares of common stock directly held by Kellett Family Partners, L.P., and (iv) a warrant covering 100,000 shares of common stock directly held by Kellett Family Partners, L.P. See note 38.

(40)	Includes: (i) 33,333 shares of common stock directly held by Kenneth Chyten, (ii) a warrant covering 16,666 shares of common stock directly held by Kenneth Chyten, (iii) 116,165 shares of common stock directly held by Law Offices of Kenneth E. Chyten Defined Benefit Pension Plan, of which Mr. Chyten has dispositive and voting power and (iv) a warrant covering 93,332 shares of common stock directly held by Law Offices of Kenneth E. Chyten Defined Benefit Pension Plan. See note 43.

(41)	Howard M. Koff, as the trustee of the Koff Living Trust, has voting and dispositive power over these shares. Howard M. Koff is an affiliate of M. Holdings Securities, Inc., a broker-dealer.

(42)	Martin Kupferberg and Liane K. Carter, as managers of Kupcake Associates, LLC have voting and dispositive power over these shares. See notes 45 and 48.

(43)	Kenneth E. Chyten, as trustee for Law Offices of Kenneth E. Chyten Defined Benefit Pension Plan, has voting and dispositive power over these shares. See note 40.

(44)	Lawrence E. Coffman, as trustee of the Lawrence E. Coffman Living Trust Dtd 1/9/92, has voting and dispositive power over these shares.

(45)	Includes: (i) a warrant covering 33,333 shares of common stock directly held by Liane K. Carter, (ii) 133,333 shares of common stock directly held by Kupcake Associates, LLC and (iii) warrant shares covering 66,666 shares of common stock directly held by Kupcake Associates, LLC. See note 42.

(46)	Francis C. Calame Longjean, as the manager of Longjean GMBH, has voting and dispositive power over these shares.

(47)	David F. Welch, as President of LRFA, LLC, has voting and dispositive power over these shares.

(48)	Includes: (i) 76,048 shares of common stock directly held by Martin Kupferberg, (ii) a warrant covering 13,333 shares of common stock directly held by Martin Kupferberg, (iii) 133,333 shares of common stock directly held by Kupcake Associates, LLC and (iv) a warrant covering 66,666 shares common stock directly held by Kupcake Associates, LLC. See note 42.

(49)	Nancy S. Niederman has voting and dispositive power over these shares.

(50)	Anthony Michael Reed, as the manager of the general partner of MIS Equity Strategies, L.P., has voting and dispositive power over these shares. See note 71.

(51)	Includes: (i) 180,000 shares of common stock directly held by Nickitas Panayotou, (ii) warrants covering 550,000 shares of common stock directly held by Nickitas Panayotou, (iii) 1,633,333 shares of common stock directly held by 3NT Management LLC and (iv) warrants covering 916,666 shares of common stock directly held by 3NT Management LLC. See note 3.

(52)	Ross Pangere has voting and dispositive power over these shares. See note 66 below.

(53)	Alexander Vergopoulos has voting and dispositive power over these shares. See note 6.

(54)	Pat Welch may be deemed to be an affiliate of a broker-dealer. Ms. Welch acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares and warrants described herein, Ms. Welch did not have any arrangements or understandings with any person to distribute such securities.

(55)	Assumes for purposes of this registration statement that the Consultant Warrants are fully vested.

(56)	The Executive Committee of Paulson Investment Company, LLC, a broker-dealer registered with the SEC and member of FINRA, has voting and dispositive power over these warrant shares. The Executive Committee is comprised of Messrs. Clark, Parigian and Setteducati. Paulson Investment Company, LLC was the placement agent with respect to the warrant shares offered pursuant to this prospectus.

(57)	Individual is an officer, employee, or consultant to Paulson Investment Company, LLC, and was assigned these warrant shares by Paulson as part of their compensation.

(58)	The shares beneficially owned by Chris Clark include 601,513 warrant shares owned by his wife, Barbara Clark.

(59)	Behrouz Rajaee has voting and dispositive power over these shares. Mr. Rajaee also holds 66,114 shares in his personal IRA account.

(60)	Behrouz Rajaee has voting and dispositive power over these shares. Mr. Rajaee also holds 66,114 shares in his personal IRA account.

(61)	Randall M. Thompson is an affiliate of Lincoln Financial Advisers Corporation, a broker-dealer.

(62)	Eugene L. Tinker has voting and dispositive power over these shares.

(63)	William Paul Sterling has voting and dispositive power over these shares.

(64)	Bradley Karp, as President of Renaissance Interests LP, has voting and dispositive power over these shares. See note 9.

(65)	Robert Kantor is an affiliate of Time Equities Securities LLC, a broker-dealer.

(66)	Includes: (i) 133.333 shares of common stock directly held by Ross Pangere, (ii) a warrant covering 66,666 shares of common stock directly held, (iii) 66,666 shares of common stock held in an IRA and (iv) a warrant covering 33,333 shares of common stock held in an IRA. See note 52.

(67)	William Shalom, as trustee of the Shalom Family 2003 IRR Trust, has voting and dispositive power over these shares. See note 29.

(68)	The shares beneficially owned by Sheldon L. Miller include 25,000 shares held in trusts for his grandchildren.

(69)	Alva Terry Staples, as general partner of Staples Family Partnership, LLP, has voting and dispositive power over these shares. See note 8.

(70)	Includes: (1) 1,774,270 shares of common stock directly held by Mr. Hanson, (ii) 145,500 shares of common stock held by Northwest Lending Partners, LLC to which Mr. Hanson is the sole member, (iii) 305,246 shares of common stock held in an IRA for Mr. Hanson, (iv) 275,000 shares of common stock held in an IRA for Mr. Hanson’s wife and (v) warrants covering 626,098 shares of common stock directly held by Mr. Hanson.

(71)	Anthony Michael Reed, as the trustee of the Anthony & Angela Reed Family Trust, has voting and dispositive power over these shares. Anthony Michael Reed is an affiliate of Cova Capital, a broker-dealer. The Anthony and Angela Reed Family Trust may be deemed to be an affiliate of a broker-dealer. The Anthony and Angela Reed Family Trust acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares and warrants described herein, the Anthony and Angela Reed Family Trust did not have any arrangements or understandings with any person to distribute such securities. Anthony Michael Reed is also the manager of the general partner of MIS Equity Strategies, L.P., and has voting and dispositive power over the shares. See note 50.

(72)	Alan Yanowitz, as trustee of The Bennett Yanowitz Credit Shelter Trust, has voting and dispositive power over these shares.

(73)	Jack Chitayat, as trustee of the Chitayat Family Gift Trust dated 12/19/03, has voting and dispositive power over these shares. See note 31.

(74)	Vassily I. Dubenko and Sonia Beecher, as co-trustees of The Vassily I. Dubenko and Vera Dubenko Family Trust, share voting and dispositive power over these shares.

(75)	Roger M. Vilmur, as trustee of The Vilmur Family Trust, has voting and dispositive power over these shares.

(76)	The shares beneficially owned by Theodore H. Hustead include 38,462 shares owned by Mr. Hustead’s wife.

(77)	EKM Capital, LLC and KAM Capital, LLC share voting and dispositive power over shares held by Velcro, LLC. See notes 21 and 37.

(78)	Includes: (i) 166,626 shares of common stock directly held by William De Geer, (ii) a warrant covering 83,313 shares of common stock directly held by William De Geer, (iii) 166,626 shares of common stock directly held by Dear and (iv) a warrant directly held by Dear covering 83,313 shares of common stock. See note 17.

PLAN OF DISTRIBUTION

The selling stockholders, which for this purpose includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling our shares or interests in our shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholders.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or under Section 4(a)(1) of the Securities Act, if available, rather than by means of this prospectus.

In connection with the sale of shares of common stock covered by this prospectus, broker-dealers may receive commissions or other compensation from a selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of a selling stockholder that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling stockholders that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We will pay all expenses of the registration of the common stock for resale by the selling stockholders, including, without limitation, filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue up to 355,000,000 shares of capital stock, including 350,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2016, we had 138,221,981 shares of common stock and 95,100 shares of Series B Preferred Stock (as defined below) issued and outstanding.

Our stockholders approved a proposal to implement a reverse stock split at a ratio of any whole number between one-for-two and one-for-eight, as determined by our Board of Directors, at any time before August 24, 2017, if and as determined by our Board of Directors.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation, as amended and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders must be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by our Board of Directors acting pursuant to a resolution approved by the affirmative majority of the entire Board of Directors. Stockholders may not take action by written consent. As more fully described in our Certificate of Incorporation, holders of our common stock are not entitled to vote on certain Amendments to the Certificate of Incorporation related solely to our preferred stock.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, 4,600,000 of which shares are unassigned.

Our Board of Directors has the authority, within the limitations and restrictions prescribed by law and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series, by delivering an appropriate certificate of amendment to our certificate of incorporation to the Delaware Secretary of State pursuant to the Delaware General Corporation Law (the “DGCL”). The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of CytoDyn; and

•	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of CytoDyn.

Our Board of Directors previously established a series of preferred stock designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), comprising 400,000 shares of Preferred Stock, of which 95,100 shares remain outstanding as of September 30, 2016. Subject to superior rights of any other outstanding preferred stock from time to time, each outstanding share of Series B Preferred Stock is entitled to receive, in preference to the common stock, annual cumulative dividends equal to $0.25 per share per annum from the date of issuance, which shall accrue, whether or not declared. At the time shares of Series B Preferred Stock are converted into common stock, accrued and unpaid dividends will be paid in cash or with shares of common stock. In the event we elect to pay dividends with shares of common stock, the shares issued will be valued at $0.50 per share. Series B Preferred Stock does not have any voting rights. In the event of liquidation, each share of Series B Preferred Stock is entitled to receive, in preference to the common stock, a liquidation payment equal to $5.00 per share plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets legally available for distribution will be distributed pro rata among the holders of the Series B Preferred Stock.

Each share of Series B Preferred Stock may be converted into ten fully paid shares of common stock at the option of a holder as long as we have sufficient authorized and unissued shares of common stock available. The conversion rate may be adjusted in the event of a reverse stock split, merger or reorganization.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation, as amended

As described above, our Board of Directors is authorized to designate and issue shares of preferred stock in series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire us.

Special meetings of the stockholders may only be called by our Board of Directors acting pursuant to a resolution approved by the affirmative majority of the entire Board of Directors. Stockholders may not take action by written consent.

The stockholders may, at a special stockholders meeting called for the purpose of removing directors, remove the entire Board of Directors or any lesser number, but only with cause, by a majority vote of the shares entitled to vote at an election of directors.

Additional Warrants

As of September 30, 2016, we had issued and outstanding warrants to purchase up to 62,984,839 shares of common stock, exercisable at prices ranging from $0.50 per share to $1.35 per share.

Stock Options

As of September 30, 2016, we had issued and outstanding options to purchase up to 7,320,158 shares of common stock, exercisable at prices ranging from $0.34 per share to $2.90 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is Computershare. The transfer agent address is 211 Quality Circle, Suite 210, College Station, TX 77845, and its telephone number is 1-800-962-4284.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated balance sheet of CytoDyn Inc. as of May 31, 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended have been audited by Warren Averett, LLC, an independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we have filed with the SEC relating to the shares of our securities being offered hereby. This prospectus does not contain all of the information in the registration statement and its exhibits. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the Securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its Website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and at its regional offices, a list of which is available on the Internet at http://www.sec.gov/contact/addresses.htm. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. Additionally, you may access our filings with the SEC through our website at http://www.cytodyn.com. The information on our website is not part of this prospectus.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended May 31, 2016, filed with the SEC on July 19, 2016;

•	our Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2016, filed with the SEC on October 12, 2016;

•	our Proxy Statement on Schedule 14A filed with the SEC on July 20, 2016;

•	our Current Reports on Form 8-K filed with the SEC on August 19, 2016, August 24, 2016 and September 12, 2016; and

•	the description of our common stock contained in our Registration Statement on Form 10-SB, filed on July 11, 2002, including any amendments thereto or reports filed for the purposes of updating this description (including the Form 8-K filed with the SEC on September 1, 2015, including Exhibit 99.1 thereto).

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Additional Information,” above.

44,786,050 Shares of Common Stock

PROSPECTUS

October 21, 2016